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                                                                      EXHIBIT 11

                         NU HORIZONS ELECTRONICS CORP.

                   COMPUTATION OF EARNINGS PER COMMON SHARE
                   ----------------------------------------
                                  (Unaudited)
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                             FOR THE SIX MONTHS ENDED  FOR THE THREE MONTHS ENDED
                             ------------------------  --------------------------
                             AUGUST 31,    AUGUST 31,    AUGUST 31,   AUGUST 31,
                                 1996          1995         1996          1995
                             ------------ -----------  ------------   -----------
PRIMARY EARNINGS:
-----------------
NET INCOME                    $ 3,806,164   $ 4,037,005  $ 1,351,228  $ 2,405,908
                              ===========   ===========  ===========  ===========
WEIGHTED AVERAGE SHARES:

 Common shares outstanding      8,732,299     7,739,631    8,732,299    7,740,511
 Common share equivalents         328,022       210,931      242,275      269,196
                              -----------   -----------  -----------  -----------
 Weighted average number of
  common shares and common
  share equivalents
   outstanding                  9,060,321     7,950,562    8,974,574    8,009,707
                              ===========   ===========  ===========  ===========

PRIMARY EARNINGS PER
 COMMON SHARE                     $.42          $.51         $.15         $.30
                              ===========   ===========  ===========  ===========

FULLY DILUTED EARNINGS:
---------------------

  Net Income                  $ 3,806,164   $ 4,037,005  $ 1,351,228  $ 2,405,908

  Net (after tax)
   interest expense
   related to
   convertible debt              187,489       365,062        85,900      182,531
                              ----------    -----------  -----------  -----------

NET INCOME AS ADJUSTED       $ 3,993,653   $ 4,402,067   $ 1,437,128  $ 2,588,439
                              ===========   ===========  ===========  ===========

SHARES:

  Weighted average
   number of common
   shares and common
   share equivalents
   outstanding                 9,060,321     7,950,562     8,974,574    8,009,707

  Additional options
    not included above           583,705       706,501       669,452      663,236

  Assuming conversion
   of convertible debt           784,333     1,666,666       784,333    1,666,666
                              ----------    -----------  -----------  -----------

  Weighted average
   number of common
   shares outstanding
   as adjusted                10,428,359    10,323,729    10,428,359   10,339,609
                              ===========  ============  ===========  ===========


FULLY DILUTED EARNINGS
PER COMMON SHARE                   $.38         $.43         $.14         $.25
                                   ====         ====         ====         ====

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